Exhibit 99.1
                               ____________



                         COMMERCIAL BANKSHARES, INC.
                       REPORTS FIRST QUARTER EARNINGS


Miami-based Commercial Bankshares, Inc. (Nasdaq: CLBK), parent of Commercial Bank of Florida, today reported first quarter 2005 earnings of $2.91 million, an 8% increase over 2004 first quarter earnings of $2.70 million. Diluted earnings per share were $.46 for 2005, as compared to $.44 for the same quarter in 2004. The first quarter earnings represent a 1.32% annualized return on average assets and a 15.60% annualized return on average equity.

Total deposits increased 13%, closing the quarter at $782 million, as compared to $692 million one year ago. Total assets increased 10% to close the quarter
at $933 million, as compared to $846 million one year ago.    Leverage capital,
tier 1 risk-based capital and total risk-based capital ratios of 7.73%, 12.90% and 14.17%, respectively, continue to exceed regulatory requirements.

The loan portfolio showed strong growth, closing the quarter at $460 million, a 9% increase from the 2004 first quarter closing balance of $423 million.
The allowance for loan losses closed the quarter at $4.8 million, or 1.03% of total loans. Asset quality remains strong, with non-performing assets of only $331,000, or 0.04% of total assets, as of March 31, 2005.

"We are pleased with the outstanding results, which are highlighted by excellent deposit growth and continued superior profitability," said Joseph
W. Armaly, Chairman and Chief Executive Officer.

First quarter tax-equivalent net interest income increased to $8.4 million, a 9% increase over the $7.7 million earned in the first quarter of 2004. The increase is due to an increase in average earning assets of $91 million, offset by a slightly lower net interest yield. The tax-equivalent net interest yield decreased to 4.00% for the first quarter of 2005, from 4.09% for the same period in 2004. The decrease in the net interest yield is the result of increasing cost of funds.

The Company's first quarter cash dividend declared rose 6% in 2005 to $.17 per share, as compared to $.16 per share in 2004. The Company's sound capital position and solid earnings support the increased dividend.


                         COMMERCIAL BANKSHARES, INC.
                           Selected Financial Data
              (Dollars in thousands except share information)
                                (Unaudited)

                                                   For the Quarter
                                                   Ended March 31,
                                                _____________________

                                                  2005         2004
                                                  ____         ____
Financial Highlights:
Net income                                       $2,913       $2,705
Net interest income                              $8,090       $7,447
Net interest income (FTE)(1)                     $8,371       $7,715
Earnings per common share:
  Basic                                          $  .49       $  .46
  Diluted                                        $  .46       $  .44
Return on average assets                           1.32%        1.35%
Return on average equity                          15.60%       16.06%
Net interest yield (FTE)(1)                        4.00%        4.09%
Non-interest income                              $  675       $  714
Non-interest expense                             $4,339       $4,184
Security gains, net                              $    0       $    0
Provision (credit) for loan losses               $   20       $  (42)
Net charge-offs (recoveries)                     $   (2)      $ (130)
Weighted average shares:
  Basic                                           5,951        5,876
  Diluted                                         6,333        6,183
(1)  Calculated on a fully tax-equivalent basis

                                               3/31/2005    3/31/2004
                                               _________    _________
Selected Balance Sheet Data:
Assets                                         $933,342     $845,721
Investments                                    $343,712     $290,494
Loans, net                                     $459,588     $422,945
Deposits                                       $782,029     $692,430
Stockholders' equity                           $ 75,994     $ 69,936
Capital ratios:
     Leverage                                      7.73%        7.59%
     Tier 1                                       12.90%       12.48%
     Tier 2                                       14.17%       13.79%
Book value per common share                    $  12.74     $  11.84
Shares outstanding                                5,963        5,907

Asset Quality:
Allowance for loan losses                      $  4,773     $  4,516
Non-performing assets                          $    331     $      0
Allowance/total loans                              1.03%        1.05%
Allowance/non-performing assets                   1,442%         n/a
Non-performing assets/assets                       0.04%           0%

Quarterly Averages:
Earning assets                                 $848,970     $757,959
Loans                                          $464,813     $420,879
Deposits                                       $749,066     $671,347
Stockholders' equity                           $ 75,721     $ 67,548

Commercial Bankshares, Inc. is the parent company of Commercial Bank of Florida, a state-chartered, FDIC-insured Federal Reserve member bank with $927 million in assets. The Bank operates 14 branches in Miami-Dade and Broward Counties, Florida. The Company's stock is traded on NASDAQ under the symbol CLBK. The Bank's web site is www.commercialbankfl.com

Statements contained in this release, which are not historical facts, may be considered forward-looking statements as defined in the Private Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include without limitation the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, changes in the interest rates, the effects of competition, and other factors that could cause actual results to differ materially as discussed further in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact:     Barbara E. Reed, Senior Vice President and CFO
             Commercial Bankshares, Inc. (305) 267-1200